Exhibit 99.1


                    CABLEVISION TO ACQUIRE MAJORITY INTEREST
                       IN MADISON SQUARE GARDEN PROPERTIES

WOODBURY, N.Y., March 6, 1997 -- Cablevision Systems Corp. (ASE:CVC) today announced that it has signed an agreement in principle with ITT Corp. (NYSE:ITT) to acquire a majority stake in the equity of Madison Square Garden (MSG) Properties, which include the Madison Square Garden Arena complex, the Knicks and Rangers professional sports teams, and the MSG television network.

Under the agreement, Cablevision's Rainbow Programming subsidiary will increase its equity interest in the MSG properties to 88.5 percent. ITT will receive $500 million and will maintain an 11.5 percent interest in the properties. ITT also has a "put option" to require Cablevision to purchase ITT's remaining 11.5 percent interest in MSG for an aggregate of $150 million in the two years following the closing. In three years, Cablevision also has a "call option" to purchase ITT's 11.5 percent interest should ITT not choose to exercise its "put option." The transaction places a total value of $1.53 billion on the MSG entities.

Cablevision Chairman Charles Dolan said, "Madison Square Garden is as much a New York treasure as Central Park or Times Square. Its stewardship carries great responsibility to the city and the fans who have always supported it; and it is great news that the ownership of the Garden remains where it belongs -- in New York. We are happy to continue the partnership between Cablevision and ITT, and we are delighted that ITT Chairman Rand Araskog has agreed to remain on the MSG Board."

James Dolan, Cablevision's chief executive officer, added, "The Madison Square Garden properties remain core strategic assets for Cablevision. We are committed to operating the Garden in a manner that produces winning teams and increased opportunities for New York area residents to enjoy sports and entertainment events, in person and on television. Cablevision is also committed to providing continued support for the excellent management team in place at the Garden." Cablevision stated that funding for the transaction is available from a major New York financial institution under a stand-alone MSG credit facility, and that the transaction will close as soon as all necessary requirements are completed.

Cablevision Systems Corporation is the nation's sixth largest operator of cable television systems, serving 2.8 million customers in 19 states with major operations in Boston, Cleveland and the New York metropolitan area, where Cablevision has 1.6 million customers. Its wholly owned

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subsidiary, Rainbow Programming Holdings, Inc., manages entertainment, news and sports programming services.